As filed with the Securities and Exchange Commission on June 30, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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LEADING BRANDS, INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	N/A
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1500 West Georgia Street, Suite 1800,
Vancouver, BC Canada	V6G 2Z6
(Address of Principal Executive Offices)	(Zip Code)

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Stock Option Agreements
 (Full title of the plan)
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Ralph D. McRae
Chairman, President and Chief Executive Officer and Director
1500 West Georgia Street, Suite 1800
Vancouver, British Columbia Canada V6G 2Z6
(Name and address of agent for service)

604-685-5200
(Telephone number, including area code, of agent for service)

with copies of communications to:

W. Scott Wallace	J. Douglas Seppala
Haynes and Boone, LLP	DuMoulin Black LLP
2323 Victory Avenue	10th Floor, 595 Howe Street
Dallas, Texas 75219	Vancouver, British Columbia V6C 2T5
(214) 651-5587	(604) 687-1224

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ x ]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common Stock, no par value per share (1)	500,000	$2.51	$1,255,000	$146

(1)

Each share of Common Stock is accompanied by one common stock share purchase right as set forth in the Amended and Restated Shareholder Rights Plan Agreement, dated as of May 31, 2010, by and between Leading Brands, Inc. and Computershare Trust Company of Canada.

(2)

Plus such indeterminate number of shares of Common Stock as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

(3)

The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 promulgated under the Securities Act of 1933, as amended, and are based upon the average of the high price and low prices of the Common Stock reported on the NASDAQ Capital Market on June 27, 2011.

STATEMENT UNDER GENERAL INSTRUCTION E
REGISTRATION OF ADDITIONAL SECURITIES

     Leading Brands, Inc. (the “Company”) is filing this Registration Statement on Form S-8 pursuant to General Instruction E of Form S-8 to register an additional 500,000 shares of its common stock, no par value per share (“Common Stock”), pursuant to the issuance of certain Stock Option Agreements. Except as set forth below, this Registration Statement incorporates by reference the contents of the Company’s Registration Statement on Form S-8 (Reg. No. 333-101555), and all the exhibits thereto, which was previously filed with the Securities and Exchange Commission (the “Commission”) on November 27, 2002 (the “Initial Registration Statement”).

     A 5:1 consolidation of the Company’s Common Stock, also known as a reverse stock split, became effective on February 2, 2010. In connection with the share consolidation, the Company increased its authorized number of common shares to be 500,000,000 post-reverse split common shares. Giving effect to the appropriate adjustments, an aggregate of 740,104 shares of Common Stock to be issued pursuant to stock options and 80,000 shares of Common Stock to be issued pursuant to warrants (that have since expired) were originally registered in the Initial Registration Statement.

     In British Columbia, equity compensation arrangements (which encompass the issuance of stock options, for example) may be approved by the Company’s Board of Directors without approval of its shareholders. The Nasdaq Rules (the exchange on which the Company’s Common Stock is traded) provide that foreign private issuers may follow home country practice in lieu of the Nasdaq corporate governance requirements, subject to certain exceptions and requirements and except to the extent that such exemptions would be contrary to U.S. federal securities laws and regulations. The Company notified Nasdaq that it elected to follow British Columbia practice, which did not require shareholder approval for the increase of additional shares of Common Stock to be issued pursuant to certain Stock Option Agreements.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The Company hereby incorporates by reference the following documents filed with the Commission:

(a)	The Company’s Annual Report on Form 20-F for the year February 28, 2011, filed on May 31, 2011;

(b)	The Company’s Current Report on Form 6-K, filed on May 31, 2011;

(c)	The Company’s Current Report on Form 6-K, filed on April 29, 2011;

(d)	The Company’s Current Report on Form 6-K, filed on April 28, 2011;

(e)

The description of the Company’s Common Stock, which is contained in the Company’s Registration Statement on Form F-3, filed with the Commission on September 24, 2007, as updated or amended in any amendment or report filed for such purpose; and

     All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, but excluding any information furnished to, rather than filed with, the Commission, shall be deemed to be incorporated by reference herein and to be part hereof from the date such documents are filed. Any statement contained herein or in any document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 6. Indemnification of Directors and Officers.

     The Company's Articles provide, among other things, that, subject to the Business Corporations Act (British Columbia) (the “BCBCA”), the Company will indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is made a party by reason of having become a director including any action brought by the Company. The Company's Articles also provide that the Company will indemnify the secretary or assistant secretary against all costs, charges and expenses whatsoever incurred by him and arising out of the functions assigned to the secretary.

     The Company’s Articles further provide that the Company may, if permitted by the BCBCA, indemnify any person who serves or has served as a director, officer, employee or agent of the Company, or of any corporation of which the Company is a shareholder. Further, the Company is authorized by its Articles to purchase and maintain insurance for the benefit of any person who is or was serving as a director, officer, employee or agent of the Company or of any corporation of which the Company is a shareholder, against any liability which may be incurred by him in that capacity.

     The BCBCA provides that a company may indemnify an individual who is a director or officer of the company, a former director or officer of the company, or a director or officer of another corporation that was an affiliate (as defined in the BCBCA) of the company or at the request of the company, including the individual's heirs and personal or other legal representatives, against all judgments, penalties or fines, including amounts paid in settlement, to which the individual is liable in respect of a legal proceeding, whether current, threatened or completed, in which the individual or any of his heirs and personal or other legal representatives is joined as a party or is liable by reason of the individual being or having been a director or officer or holding a similar position of the company or an associated company. A company must pay the expenses reasonably incurred by the individual in respect of the proceeding if the individual is wholly successful in the proceeding. A company must not indemnify an individual if: (a) he did not act honestly and in good faith with a view to the best interests of the company or an associated company, or (b) in the case of a criminal proceeding, the individual did not have reasonable grounds for believing that his conduct was lawful. A company may advance money for the expenses incurred by such individual in respect of the proceeding; however, the individual must repay the advanced money if the individual does not satisfy the conditions set out in (a) and (b) above. On application by the company or the individual, the court may order the company to indemnify against any liability, pay expenses incurred by the individual, order the enforcement of an indemnification payment or make any other order the court considers appropriate.

Item 8. Exhibits

4.1	Certificate of Incorporation and Articles and amendments to the Articles and Memorandum of the Company, incorporated by reference from prior filing as Exhibit 3.1 to the Form F-3, filed with the Securities and Exchange Commission on September 24, 2007.
4.2	Notice of Articles, incorporated by reference from prior filing as Exhibits 99.1 and 99.2 to the Form 6-K filed with the Securities and Exchange Commission on February 3, 2010.
*4.3	Form of Employee Stock Option.
*4.4	Form of Director Stock Option.
*4.5	Form of Consultant Stock Option.
4.6	Registration Rights Agreement, incorporated by reference from prior filing as Exhibit 99.4 to the Form 6-K filed with the Securities and Exchange Commission on August 10, 2007.
4.7	Securities Purchase Agreement, incorporated by reference from prior filing as Exhibit 99.3 to the Form 6-K filed with the Securities and Exchange Commission on August 10, 2007.
4.8	Amended and Restated Shareholder Rights Plan Agreement, incorporated by reference from prior filing on Form 6-K filed with the Securities and Exchange Commission on July 2, 2010.
*5.1	Opinion of DuMoulin Black LLP with respect to validity of issuance of securities.
*23.1	Consent of BDO Canada LLP.
*23.2	Consent of DuMoulin Black LLP (included in Exhibit 5.1).
*24.1	Power of Attorney (included on the signature page of the Registration Statement).

*	Each document marked with an asterisk is filed herewith.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on June 28, 2011.

LEADING BRANDS, INC.

/Ralph McRae/

By: Ralph D. McRae
Chairman and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ralph D. McRae, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file with the Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this Registration Statement on Form S-8 under the Securities Act, including any amendment or amendments relating thereto (and any additional Registration Statement related hereto permitted by Rule 462(b) promulgated under the Securities Act, including any amendment or amendments relating thereto), with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed, in counterpart, by the following persons in the capacities and on the date indicated:

/Ralph McRae/	/James Corbett/
Ralph D. McRae, June 28, 2011	James Corbett, June 28, 2011
Chairman and Chief Executive Officer (Principal Executive	Director
Officer)

/Darryl Eddy/	/Stephen Fane/
Darryl R. Eddy, June 28, 2011	Stephen K. Fane, FCA, June 28, 2011
Director	Director

/R. Thomas Gaglardi/	/Dallyn Willis/
R. Thomas Gaglardi, June 28, 2011	Dallyn Willis, June 28, 2011
Director	V.P. Finance and Administration (Acting Principal Financial
Officer and Acting Principal Accounting Officer)

EXHIBIT INDEX

4.1	Certificate of Incorporation and Articles and amendments to the Articles and Memorandum of the Company, incorporated by reference from prior filing as Exhibit 3.1 to the Form F-3, filed with the Securities and Exchange Commission on September 24, 2007.
4.2	Notice of Articles, incorporated by reference from prior filing as Exhibits 99.1 and 99.2 to the Form 6-K filed with the Securities and Exchange Commission on February 3, 2010.
*4.3	Form of Employee Stock Option.
*4.4	Form of Director Stock Option.
*4.5	Form of Consultant Stock Option.
4.6	Registration Rights Agreement, incorporated by reference from prior filing as Exhibit 99.4 to the Form 6-K filed with the Securities and Exchange Commission on August 10, 2007.
4.7	Securities Purchase Agreement, incorporated by reference from prior filing as Exhibit 99.3 to the Form 6-K filed with the Securities and Exchange Commission on August 10, 2007.
4.8	Amended and Restated Shareholder Rights Plan Agreement, incorporated by reference from prior filing on Form 6-K filed with the Securities and Exchange Commission on July 2, 2010.
*5.1	Opinion of DuMoulin Black LLP with respect to validity of issuance of securities.
*23.1	Consent of BDO Canada LLP.
*23.2	Consent of DuMoulin Black LLP (included in Exhibit 5.1).
*24.1	Power of Attorney (included on the signature page of the Registration Statement).

*	Each document marked with an asterisk is filed herewith.